Exhibit 99.1

ANIXTER INTERNATIONAL INC. REPORTS FIRST QUARTER 2020 DILUTED EPS OF $1.03
AND ADJUSTED DILUTED EPS OF $1.28, DOWN 3.8%

First Quarter Highlights

•Strong liquidity position with over $780 million in available cash and borrowing capacity
•Gross Margin improved 20 basis points
•Record first quarter sales in UPS segment of $448.9 million, up 4.4%, organic sales growth of 4.4%

GLENVIEW, IL, (Business Wire) April 28, 2020 - Anixter International Inc. (NYSE: AXE) today announced its results for the first quarter of 2020.

CEO Commentary
"Through this challenging time, Anixter continues to serve its customer and supplier partners by operating as an essential business in markets such as utility, healthcare, public safety, government, telecommunications, and cloud computing services. The value of those relationships is now more important than ever as we navigate this period of economic uncertainty. While the business was consistent with our outlook through February, Anixter was not immune to the slowdown in March. In looking toward the future, our backlog remains near record levels and we look forward to continuing to provide our customers with the essential products and services they need," commented Bill Galvin, President and Chief Executive Officer.
Financial Results

	Three Months Ended
(In millions, except per share amounts)	April 3, 2020	March 29, 2019	Percent Change
Select Reported Measures
Net Sales	$2,071.7	$2,108.5	(2)%
Operating Income	$71.4	$74.6	(4)%
Net Income	$35.7	$39.1	(9)%
Diluted Earnings Per Share	$1.03	$1.14	(10)%
Diluted Weighted Shares	34.6	34.2	1%

Select Non-GAAP Measures
Adjusted EBITDA	$96.0	$96.5	(1)%
Adjusted Net Income	$44.4	$45.4	(2)%
Adjusted Diluted Earnings Per Share	$1.28	$1.33	(4)%

Reported (GAAP) Results
The following results are for the 13 weeks ended April 3, 2020, compared to the 13 weeks ended March 29, 2019. Unless otherwise noted, all comparisons are versus the prior year quarter. The current quarter had 65 billing days compared to 64 billing days in the prior year quarter.

•Sales decreased 1.7% to $2.1 billion. Current quarter sales include the unfavorable impacts of lower average copper prices and weaker foreign currencies. Adjusting for these impacts, organic sales decreased 1.3%, as detailed in the table on page 9 of this release.
•Gross profit decreased 0.6% to $416.4 million. Gross margin of 20.1% increased by 20 basis points for the sixth consecutive quarter of year over year margin improvement.
•Operating expense increased by 0.2% to $345.0 million. Operating expense ratio of 16.7% compares to 16.3%.

•Operating income decreased 4.3% to $71.4 million. Operating margin of 3.4% compares to 3.5%.
•Interest expense decreased 17.6% to $16.8 million which compares to $20.4 million.
•Other, net expense of $6.6 million compares to other, net income of $1.8 million.
•The effective tax rate decreased to 25.7% which compares to 30.3%.
•Net income of $35.7 million compares to $39.1 million.
•Earnings per diluted share of $1.03 compares to $1.14.
•Working capital as a percentage of sales of 21.3% compares to 20.1%.
•Cash flow improved by $63.3 million with cash used in operations of $50.9 million which compares to a usage of $114.2 million.
•Capital expenditures of $6.9 million compares to $5.9 million.

Adjusted (Non-GAAP) Measures
Please refer to the tables on pages 9 - 12 for the reconciliations of our reported results prepared in accordance with U.S. GAAP to the non-GAAP measures. Unless otherwise noted, all non-GAAP financial metrics that follow exclude the expense items detailed on page 10 of this release.

•Adjusted operating expense of $333.5 million compares to $335.8 million, down 0.7%. Adjusted operating expense ratio of 16.1% compares to 15.9%.
•Adjusted operating income of $82.9 million decreased 0.2% compared to $83.1 million. Adjusted operating margin of 4.0% compares to 3.9%, increasing by 10 bps and reflecting the fifth consecutive quarter of margin improvement, especially notable considering the pandemic-driven weaker revenue combined with pandemic-driven incremental expenses.
•Adjusted EBITDA of $96.0 million compares to $96.5 million, down 0.5%. Adjusted EBITDA margin of 4.6% is the same as the prior quarter.
•Adjusted effective tax rate decreased to 25.5% which compares to 29.8%.
•Adjusted net income decreased 2.2% to $44.4 million.
•Adjusted diluted earnings per share decreased 3.8% to $1.28. The extreme volatility in the financial markets resulted in a $5 million unfavorable FX impact. Excluding this impact, adjusted EPS would have been $1.40, an improvement of 5%, to $1.33 in the prior year.

Segment Update
Network & Security Solutions ("NSS") reported first quarter sales of $1.1 billion, a decrease of 2.9%, or a decrease of 2.3% on an organic basis. Adjusted EBITDA decreased 9.7% to $70.4 million. Adjusted EBITDA margin of 6.5% compares to 7.0%.

Electrical & Electronic Solutions (“EES”) reported first quarter sales of $542.2 million, a decrease of 4.2%, or a decrease of 3.5% on an organic basis. Adjusted EBITDA decreased 1.5% to $32.1 million. Adjusted EBITDA margin of 5.9% compares to 5.8%.

Utility Power Solutions (“UPS”) reported record first quarter sales of $448.9 million, an increase of 4.4%, or 4.4% on an organic basis. Adjusted EBITDA increased 17.2% to $26.6 million. Adjusted EBITDA margin of 5.9% compares to 5.3%.

Cash Flow and Credit Metrics
We used $50.9 million of cash flow from operations in the first quarter, which compares to $114.2 million used in the prior year period. Working capital as a percentage of sales was 21.3%, which compares to 20.1% in the prior year quarter. We invested $6.9 million in capital expenditures year-to-date, which compares to $5.9 million in the prior year period.

Key capital structure and credit-related statistics for the quarter:

•Over $280 million in cash and over $500 million in borrowing availability under secured accounts receivable, inventory facilities and revolving lines of credit
•Debt-to-total capital ratio of 41.8%, compares to 36.3% at the end of 2019
•Debt-to-adjusted EBITDA ratio of 2.8 times compares to 2.2 times at the end of 2019
•Weighted average cost of borrowed capital was 5.5% which compares to 5.3% in the prior year quarter
Ted Dosch, EVP and Chief Financial Officer, commented, "Anixter proactively increased its cash levels to provide additional flexibility during the disruption in the financial markets in March. We believe that our cash on hand, covenant-light debt, and current borrowing availability provide sufficient resources and liquidity to manage the challenges caused by the current market conditions. In addition, we have scaled back our capital expenditure spending projections by approximately 40% and expect lower levels of working capital which will further improve cash flow in these uncertain times."

Outlook
Despite a drop in shipments in the last three weeks of the first quarter, our order book continued to grow, reaching an all-time high at the end of the quarter, with our backlog up over the prior year’s quarter and above year end 2019 levels. We believe that the work from home environment has already and will continue to spur higher levels of data center and connectivity related spending which will be positive for our NSS segment later in the year. In addition, our utility and service provider businesses are expected to benefit from remote working. While we have seen a large number of capital projects across all segments delayed, we have not experienced any cancellations of major projects by our customers. Finally, in order to manage through this unpredictable demand environment, we are aggressively reducing our operating expenses while still supporting our customers and their specific needs. Due to the uncertainty caused by the COVID-19 pandemic, Anixter is withdrawing its previously communicated outlook for 2020. We believe that once current restrictions around the globe are lifted, we will see activity pick up once again based on our backlog levels mentioned above.
On January 10, 2020, Anixter entered into a merger agreement with WESCO International Inc. ("WESCO"). The transaction is currently subject to receipt of regulatory approval in Canada and Mexico, as well as other customary closing conditions. The transaction is expected to be completed in the second or third quarter of 2020. Anixter will not be hosting a conference call with investors to discuss these results due to the merger agreement.

About Anixter
Anixter International is a leading global distributor of Network & Security Solutions, Electrical & Electronic Solutions and Utility Power Solutions. We help build, connect, protect, and power valuable assets and critical infrastructures. From enterprise networks to industrial MRO supply to video surveillance applications to electric power distribution, we offer full-line solutions, and intelligence, that create reliable, resilient systems that sustain businesses and communities. Through our unmatched global distribution network along with our supply chain and technical expertise, we help lower the cost, risk and complexity of our customers’ supply chains.

Anixter adds value to the distribution process by providing over 100,000 customers access to 1) innovative supply chain solutions, 2) nearly 600,000 products and over $1.0 billion in inventory, 3) over 300 warehouses/branch locations with approximately 9 million square feet of space and 4) locations in over 300 cities in approximately 50 countries.  Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.

Safe Harbor Statement
The statements in this release other than historical facts are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of factors that could cause our actual results to differ materially from what is indicated here. These factors include but are not limited to the impact of the COVID-19 pandemic, general economic conditions, the level of customer demand particularly for capital projects in the markets we serve, changes in supplier relationships or in supplier sales strategies or financial viability, risks associated with the sale of nonconforming products and services, political, economic or currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, risks associated with pension expense and funding, compliance with laws and regulations, the impact of investigative and legal proceedings and legal compliance risks, information security risks, disruption or failure of information systems, disruptions to logistics capability or supply chain, risks associated with substantial debt and restrictions contained in financial and operating covenants in our debt agreements, the impact and the uncertainty concerning the timing and terms of the withdrawal by the United Kingdom from the European Union, unanticipated change in our tax provision and tax liabilities related to the enactment of the Tax Cuts and Jobs Act and risks associated with integration of acquired companies, including, but not limited to, the risk that the acquisitions may not provide us with the synergies or other benefits that were anticipated. These uncertainties may cause our actual results to be materially different than those expressed in any forward looking statements.  We do not undertake to update any forward looking statements.  Please see our Securities and Exchange Commission (“SEC”) filings for more information.

Non-GAAP Financial Measures
In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) above, this release includes certain financial measures computed using non-GAAP components as defined by the SEC. Specifically, net sales comparisons to the prior corresponding period, both worldwide and in relevant segments, are discussed in this release both on an U.S. GAAP and non-GAAP basis. We believe that by providing non-GAAP organic growth, which adjusts for the impact of acquisitions (when applicable), foreign exchange fluctuations, copper prices and the number of billing days (when applicable), both management and investors are provided with meaningful supplemental sales information to understand and analyze our underlying trends and other aspects of our financial performance. Historically and from time to time, we may also exclude other items from reported financial results (e.g., impairment charges, inventory adjustments, restructuring charges, tax items, currency devaluations, pension settlements, etc.) in presenting adjusted operating expense, adjusted operating income, adjusted income taxes and adjusted net income so that both management and financial statement users can use these non-GAAP financial measures to better understand and evaluate our performance period over period and to analyze the underlying trends of our business. We have also excluded amortization of intangible assets associated with purchase accounting from acquisitions from the adjusted amounts for comparison of the non-GAAP financial measures period over period.

EBITDA is defined as net income before interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before foreign exchange and other non-operating expense and non-cash stock-based compensation, excluding the other items from reported financial results, as defined above. Adjusted EBITDA leverage is defined as the percentage change in Adjusted EBITDA divided by the percentage change in net sales. We believe that adjusted operating income, EBITDA, Adjusted EBITDA and Adjusted EBITDA leverage provide relevant and useful information, which is widely used by analysts, investors and competitors in our industry as well as by our management in assessing both consolidated and business segment performance. Adjusted operating income provides an understanding of the results from the primary operations of our business by excluding the effects of certain items that do not reflect the ordinary earnings of our operations. We use adjusted operating income to evaluate our period-over-period operating performance because we believe this provides a more comparable measure of our continuing business excluding certain items that are not reflective of expected ongoing operations. This measure may be useful to an investor in evaluating the underlying performance of our business. EBITDA provides us with an understanding of earnings before the impact of investing and financing charges and income taxes. Adjusted EBITDA further excludes the effects of foreign exchange and other non-cash stock-based compensation, and certain items that do not reflect the ordinary earnings of our operations and that are also excluded for purposes of calculating adjusted net income, adjusted earnings per share and adjusted operating income. EBITDA and Adjusted EBITDA are used by our management for various purposes including as measures of performance of our operating segments and as a basis for strategic planning and forecasting. Adjusted EBITDA and Adjusted EBITDA leverage may be useful to an investor because this measure is widely used to evaluate a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending on the accounting methods, book value of assets, capital structure and the method by which the assets were acquired, among other factors. They are not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with U.S. GAAP.

Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and non-GAAP financial measures as reported by us may not be comparable to similarly titled amounts reported by other companies. The non-GAAP financial measures should be considered in conjunction with the Condensed Consolidated Financial Statements, including the related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

INVESTOR CONTACTS

Ted Dosch	Kevin Burns
EVP - Finance & CFO	SVP - IR & Treasurer
(224) 521-4281	(224) 521-8258

Additional information about Anixter is available at www.anixter.com

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	April 3, 2020	March 29, 2019

(In millions, except per share amounts)
Net sales	$2,071.7	$2,108.5
Cost of goods sold	1,655.3	1,689.6
Gross profit	416.4	418.9
Operating expenses	345.0	344.3
Operating income	71.4	74.6
Other expense:
Interest expense	(16.8)	(20.4)
Other, net	(6.6)	1.8
Income before income taxes	48.0	56.0
Income tax expense	12.3	16.9
Net income	$35.7	$39.1
Income per share:
Basic	$1.04	$1.15
Diluted	$1.03	$1.14

Weighted-average common shares outstanding:
Basic	34.3	33.9
Diluted	34.6	34.2

Reportable Segments
Net sales:
Network & Security Solutions	$1,080.6	$1,112.5
Electrical & Electronic Solutions	542.2	566.0
Utility Power Solutions	448.9	430.0
	$2,071.7	$2,108.5
Operating income:
Network & Security Solutions	$63.2	$70.9
Electrical & Electronic Solutions	28.7	29.1
Utility Power Solutions	22.0	18.5
Corporate	(42.5)	(43.9)
	$71.4	$74.6

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Balance Sheets
	(Unaudited)
	April 3, 2020	January 3, 2020
(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$282.0	$79.6
Accounts receivable, net	1,533.0	1,540.3
Inventories	1,365.2	1,354.7
Other current assets	52.3	63.3
Total current assets	3,232.5	3,037.9
Property and equipment, net	174.8	174.9
Operating leases	263.5	273.3
Goodwill	810.0	828.7
Intangible assets, net	342.9	361.2
Other assets	126.8	132.9
Total assets	$4,950.5	$4,808.9

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,104.8	$1,100.3
Accrued expenses	253.0	330.3
Current operating lease obligations	63.1	62.9
Total current liabilities	1,420.9	1,493.5
Long-term debt	1,316.8	1,059.7
Operating lease obligations	209.2	219.1
Other liabilities	170.3	175.7
Total liabilities	3,117.2	2,948.0
Total stockholders' equity	1,833.3	1,860.9
Total liabilities and stockholders' equity	$4,950.5	$4,808.9

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	April 3, 2020	March 29, 2019
(In millions)

Operating activities:
Net income	$35.7	$39.1
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	8.5	9.3
Amortization of intangible assets	8.6	8.8
Stock-based compensation	4.6	4.1
Deferred income taxes	0.5	0.1
Pension plan contributions	(2.5)	(2.1)
Pension plan expenses	1.3	1.4
Changes in current assets and liabilities, net	(115.1)	(175.8)
Other, net	7.5	0.9
Net cash used in operating activities	(50.9)	(114.2)
Investing activities:
Capital expenditures, net	(6.9)	(5.9)
Net cash used in investing activities	(6.9)	(5.9)
Financing activities:
Proceeds from borrowings	648.7	1,241.5
Repayments of borrowings	(393.6)	(1,127.4)
Proceeds from stock options exercised	—	1.0
Other, net	(0.6)	(0.2)
Net cash provided by financing activities	254.5	114.9
Increase (decrease) in cash and cash equivalents	196.7	(5.2)
Effect of exchange rate changes on cash balances	5.7	1.2
Cash and cash equivalents at beginning of period	79.6	81.0
Cash and cash equivalents at end of period	$282.0	$77.0

ANIXTER INTERNATIONAL INC.
Financial Measures That Supplement U.S. GAAP (Unaudited)

First Quarter 2020 Sales Growth
	Q1 2020				Q1 2019
						Growth/(Decline)
(In millions)	As Reported	Foreign Exchange Impact	Copper Impact	As Adjusted	As Reported	Actual	Organic	(1) Adjusted for Billing Days	Adjusted Daily Sales

Network & Security Solutions
North America	$805.2	$0.3	$—	$805.5	$824.8	(2.4)%	(2.3)%	837.7	(3.8)%
EMEA	85.5	1.4	—	86.9	93.6	(8.7)%	(7.2)%	95.1	(8.6)%
Emerging Markets	189.9	4.8	—	194.7	194.1	(2.2)%	0.3%	197.1	(1.3)%
NSS	$1,080.6	$6.5	$—	$1,087.1	$1,112.5	(2.9)%	(2.3)%	$1,129.9	(3.8)%

Electrical & Electronic Solutions
North America	$432.0	$0.2	$1.3	$433.5	$443.0	(2.5)%	(2.1)%	449.9	(3.7)%
EMEA	62.7	0.6	0.5	63.8	58.9	6.4%	8.3%	59.8	6.6%
Emerging Markets	47.5	0.6	0.6	48.7	64.1	(25.9)%	(24.0)%	65.1	(25.2)%
EES	$542.2	$1.4	$2.4	$546.0	$566.0	(4.2)%	(3.5)%	$574.8	(5.0)%

Utility Power Solutions
North America	$448.9	$0.2	$(0.2)	$448.9	$430.0	4.4%	4.4%	436.7	2.8%
UPS	$448.9	$0.2	$(0.2)	$448.9	$430.0	4.4%	4.4%	$436.7	2.8%

Total	$2,071.7	$8.1	$2.2	$2,082.0	$2,108.5	(1.7)%	(1.3)%	$2,141.4	(2.8)%

Geographic Sales
North America	$1,686.1	$0.7	$1.1	$1,687.9	$1,697.8	(0.7)%	(0.6)%	$1,724.3	(2.1)%
EMEA	148.2	2.0	0.5	150.7	152.5	(2.8)%	(1.2)%	154.9	(2.7)%
Emerging Markets	237.4	5.4	0.6	243.4	258.2	(8.1)%	(5.8)%	262.2	(7.2)%
Total	$2,071.7	$8.1	$2.2	$2,082.0	$2,108.5	(1.7)%	(1.3)%	$2,141.4	(2.8)%

(1) There were 65 and 64 billing days in Qtr1 of 2020 and 2019, respectively.

ANIXTER INTERNATIONAL INC.
Financial Measures That Supplement U.S. GAAP (Unaudited) - continued

(In millions, except per share amounts)	Favorable (Unfavorable) Impact
	Three Months Ended
	April 3, 2020	March 29, 2019

Items impacting comparability of results:
Items impacting operating expense and operating income:
Amortization of intangible assets	$(8.6)	$(8.8)
Merger costs	(2.9)	—
Acquisition and integration costs	—	0.3
Total of items impacting operating expense and operating income	$(11.5)	$(8.5)
Total of items impacting pre-tax income	$(11.5)	$(8.5)
Items impacting income taxes:
Tax impact of items impacting pre-tax income above	$2.8	$2.2
Total of items impacting income taxes	$2.8	$2.2
Net income impact of these items	$(8.7)	$(6.3)
Diluted EPS impact of these items	$(0.25)	$(0.19)

U.S. GAAP to Non-GAAP Net Income and EPS Reconciliation:
Net income – U.S. GAAP	$35.7	$39.1
Items impacting net income	8.7	6.3
Net income – Non-GAAP	$44.4	$45.4

Diluted EPS – U.S. GAAP	$1.03	$1.14
Diluted EPS impact of these items	0.25	0.19
Diluted EPS – Non-GAAP	$1.28	$1.33

ANIXTER INTERNATIONAL INC.
Financial Measures That Supplement U.S. GAAP (Unaudited) - continued

Items Impacting Comparability of Operating Income by Segment	Three Months Ended April 3, 2020
(In millions)	NSS	EES	UPS	Corporate	Total

Operating income - U.S. GAAP	$63.2	$28.7	$22.0	$(42.5)	$71.4
Operating margin - U.S. GAAP	5.8%	5.3%	4.9%	nm	3.4%

Total of items impacting operating income	$3.9	$1.4	$3.3	$2.9	$11.5

Adjusted operating income - Non-GAAP	$67.1	$30.1	$25.3	$(39.6)	$82.9
Adjusted operating margin - Non-GAAP	6.2%	5.5%	5.6%	nm	4.0%

nm - not meaningful

Items Impacting Comparability of Operating Income by Segment	Three Months Ended March 30, 2019
(In millions)	NSS	EES	UPS	Corporate	Total

Operating income - U.S. GAAP	$70.9	$29.1	$18.5	$(43.9)	$74.6
Operating margin - U.S. GAAP	6.4%	5.1%	4.3%	nm	3.5%

Total of items impacting operating income	$4.1	$1.4	$3.2	$(0.2)	$8.5

Adjusted operating income - Non-GAAP	$75.0	$30.5	$21.7	$(44.1)	$83.1
Adjusted operating margin - Non-GAAP	6.7%	5.4%	5.1%	nm	3.9%

nm - not meaningful

2020 and 2019 Effective Tax Rate – U.S. GAAP and Non-GAAP
	Three Months Ended
(In millions)	April 3, 2020	March 29, 2019
Income before income taxes – U.S. GAAP	$48.0	$56.0
Income tax expense – U.S. GAAP	$12.3	$16.9
Effective income tax rate	25.7%	30.3%

Total of items impacting pre-tax income above	$11.5	$8.5
Total of items impacting income taxes above	$2.8	$2.2

Income before income taxes – Non-GAAP	$59.5	$64.5
Income tax expense – Non-GAAP	$15.1	$19.1
Adjusted effective income tax rate	25.5%	29.8%

ANIXTER INTERNATIONAL INC.
Financial Measures That Supplement U.S. GAAP (Unaudited) - continued

2020 EBITDA and Adjusted EBITDA by Segment
	Three Months Ended April 3, 2020
(In millions)	NSS	EES	UPS	Corporate	Total
Net income (loss)	$63.2	$28.7	$22.0	$(78.2)	$35.7
Interest expense	—	—	—	16.8	16.8
Income taxes	—	—	—	12.3	12.3
Depreciation	2.5	1.6	1.1	3.3	8.5
Amortization of intangible assets	3.9	1.4	3.3	—	8.6
EBITDA	$69.6	$31.7	$26.4	$(45.8)	$81.9
EBITDA leverage	nm	nm	3.7x	nm	nm
EBITDA as a % of sales	6.4%	5.8%	5.9%	nm	4.0%

Foreign exchange and other non-operating expense	$—	$—	$—	$6.6	$6.6
Stock-based compensation	0.8	0.4	0.2	3.2	4.6
Merger costs	—	—	—	2.9	2.9
Adjusted EBITDA	$70.4	$32.1	$26.6	$(33.1)	$96.0
Adjusted EBITDA leverage	nm	nm	3.9x	nm	nm
Adjusted EBITDA as a % of sales	6.5%	5.9%	5.9%	nm	4.6%

nm - not meaningful

2019 EBITDA and Adjusted EBITDA by Segment
	Three Months Ended March 29, 2019
(In millions)	NSS	EES	UPS	Corporate	Total
Net income (loss)	$70.9	$29.1	$18.5	$(79.4)	$39.1
Interest expense	—	—	—	20.4	20.4
Income taxes	—	—	—	16.9	16.9
Depreciation	2.4	1.8	0.9	4.2	9.3
Amortization of intangible assets	4.1	1.4	3.3	—	8.8
EBITDA	$77.4	$32.3	$22.7	$(37.9)	$94.5
EBITDA leverage	2.8x	nm	1.4x	0.7x	2.3x
EBITDA as a % of sales	7.0%	5.7%	5.3%	nm	4.5%

Foreign exchange and other non-operating (income)	$—	$—	$—	$(1.8)	$(1.8)
Stock-based compensation	0.6	0.3	0.1	3.1	4.1
Restructuring charge	—	—	(0.1)	0.1	—
Acquisition and integration costs	—	—	—	(0.3)	(0.3)
Adjusted EBITDA	$78.0	$32.6	$22.7	$(36.8)	$96.5
Adjusted EBITDA leverage	2.8x	nm	1.2x	0.8x	2.1x
Adjusted EBITDA as a % of sales	7.0%	5.8%	5.3%	nm	4.6%

nm - not meaningful